Exhibit 10.7
SECOND AMENDMENT
TO THE
MERCANTILE TRUST & SAVINGS BANK
EXECUTIVE EMPLOYEE SALARY CONTINUATION AGREEMENT
DATED DECEMBER 8, 1994
AND AMENDED APRIL 26, 2004
FOR
TED T. AWERKAMP
     THIS SECOND AMENDMENT is adopted this 18th day of December 2007, effective as of January 1, 2005, by and between Mercantile Trust & Savings Bank, an Illinois corporation (the “Company”), and Ted T. Awerkamp (the “Participant”).
     The Company and Participant executed the Executive Employee Salary Continuation Agreement effective as of December 8, 1994, and executed a First Amendment on April 26, 2004 (the “Agreement”).
     The undersigned hereby amend the Agreement for the purpose of bringing the Agreement into compliance with Section 409A of the Internal Revenue Code. Therefore, the following changes shall be made:
     The following Section G.1 shall be added to the Agreement immediately following Section G of Article 1:
G.1	Specified Employee – “Specified Employee” means an employee who at the time of Termination of Employment is a key employee of the Company, if any stock of the Company is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the 12-month period ending on December 31 (the “identification period”). If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of April following the close of the identification period.
     Section H of Article 1 of the Agreement shall be deleted in its entirety and replaced by the following:
H.	Termination of Employment – “Termination of Employment” means termination of the Participant’s employment with the Company for reasons other than death. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Company and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent

(20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Company if the Participant has been providing services to the Company less than thirty-six (36) months).
     Sections 3.1 and 3.2 of the Agreement shall be deleted in their entirety and replaced by the following:
3.1	Normal Retirement Benefit. Upon the Participant’s Termination of Employment on or after the Normal Retirement Date, the Company shall pay to the Participant, as compensation for services rendered prior to such date, the sum of Sixty-Eight Thousand Nine Hundred Dollars ($68,900) per year, payable in monthly installments of Five Thousand Seven Hundred Forty-One Dollars and Sixty-Six Cents ($5,741.66) each, commencing on the first day of the month coincident with or next following the date of Termination of Employment and continuing on the first day of each month thereafter for the life of the Participant or the Participant’s beneficiary per Section 3.5(b).

3.2	Early Retirement Benefit. Upon the Participant’s Termination of Employment on or after the Early Retirement Date but prior to the Normal Retirement Date, the Company shall pay to the Participant, as compensation for services rendered prior to such date, monthly payments equal to one-twelfth (1/12th) the “Immediate Annual Benefit” for the Participant’s Age at the time of Termination of Employment as described in the attached Schedule A. Such payments shall commence on the first day of the month coincident with or next following the date of Termination of Employment, and shall continue on the first day of each month thereafter for a period of fifteen (15) years, but in any event until a minimum of one hundred eighty (180) payments have been made to the Participant or the Participant’s beneficiary per Section 3.5(b).
     Sections 3.4, 3.4(a), 3.4(b) and 3.4(c) of the Agreement shall be deleted in their entirety and replaced by the following:
3.4 Other Terminations of Employment.
(a)	Voluntary Termination of Employment Prior to the Early Retirement Date. Upon the Participant’s voluntary Termination of Employment prior to reaching the Early Retirement Date, for reasons other than death, the Company shall pay the vested “Year-End Accrual Balance,” if any, for the Participant’s Age at the time of voluntary Termination of Employment as described in the attached Schedule A, and the Participant shall have no further right to receive any additional benefit hereunder. The Company shall pay the benefit to the Participant in one hundred eighty (180) equal monthly installments commencing on the first day of the month coincident with or next following the date of Termination of Employment.

(b)	Involuntary Termination of Employment Prior to the Early Retirement Date Other Than Because of Death or Discharge for Cause. Upon the Participant’s involuntary Termination of Employment prior to reaching the Early Retirement Date, for reasons other than death or Discharge for Cause, the Company shall pay the vested “Immediate Annual Benefit,” if any, for the Participant’s Age at the time of involuntary Termination of Employment as described in the attached Schedule A. The Company shall pay the annual benefit to the Participant in twelve (12) equal monthly installments commencing on the first day of the month coincident with or next following the date of Termination of Employment. The annual benefit shall be paid to the Participant for fifteen (15) years, but in any event until a minimum of one hundred eighty (180) payments have been made to the Participant or the Participant’s beneficiary per Section 3.5(b). For purposes of this Section 3.4(b) only, the Participant shall be deemed to have incurred an Involuntary Termination of Employment if the Participant quits employment as a result of the Company significantly lessening either the Participant’s title, duties, responsibilities, base salary or altering situs of employment without the Participant’s consent. The Participant’s base salary shall be deemed to be significantly lessened if any cutback is imposed except as part of an overall cutback applied proportionately to all of the Company’s management employees or if the Participant fails to receive periodic increases substantially proportionate to and coincident with the increases granted to management employees.
(c)	Termination of Employment At or After A Change in Control. If the Participant incurs a Termination of Employment prior to reaching the Early Retirement Date, for reasons other than death, Disability, or Discharge for Cause, but on or after the occurrence of a Change in Control, and in connection with such change, the Participant’s title, duties, responsibilities, or base salary is significantly lessened or the Participant’s situs of employment is changed without the Participant’s consent, the Company shall pay to the Participant, whether or not fully vested, an amount equal to the “Year-end Accrual Balance” for the Age of the Participant at such Termination of Employment as described in the attached Schedule A. For purposes hereof, the standards set forth in Section 3.4(b) above with respect to what constitutes a significant lessening of base salary shall apply. The Company shall pay the annual benefit to the Participant in twelve (12) equal monthly installments commencing on the first day of the month coincident with or next following the date of Termination of Employment. The annual benefit shall be paid to the Participant for fifteen (15) years, but in any event until a minimum of one hundred eighty (180) payments have been made to the Participant or the Participant’s beneficiary per Section 3.5(b).
     The following Sections 3.7, 3.8 and 3.9 shall be added to the Agreement immediately following Section 3.6:
3.7	Restriction on Timing of Distributions. Notwithstanding any provision of this Agreement to the contrary, if the Participant is considered a Specified Employee, the provisions of this Section 3.7 shall govern all distributions hereunder. If benefit distributions which would otherwise be made to the Participant due to a Termination of Employment are limited because the Participant is a Specified Employee, then such distributions shall not be made during the first six (6) months following Termination of Employment. Rather, any distribution which would otherwise be paid to the Participant during such period shall be accumulated and paid to the Participant in a lump sum on the first day of the seventh month following the Termination of Employment. All subsequent distributions shall be paid in the manner specified.

3.8	Distributions Upon Income Inclusion Under Section 409A of the Code. If, pursuant to Code Section 409A, the Federal Insurance Contributions Act or other state, local or foreign tax, the Participant becomes subject to tax on the amounts deferred hereunder, then the Company may make a limited distribution to the Participant in accordance with the provisions of Treasury Regulations Section 1.409A-3(j)(vi), (vii) and (xi). Any such distribution will decrease the Participant’s benefit hereunder.

3.9	Change in Form or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:
(a)	may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A and the regulations thereunder;

(b)	must, for benefits distributable under Sections 3.1, 3.2, 3.4(a), 3.4(b) and 3.4(c), delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(c)	must take effect not less than twelve (12) months after the election is made.
     Article 11 of the Agreement shall be deleted in its entirety and replaced by the following:
11.	Amendments and Termination.

11.1	Amendments. The Company may amend this Agreement unilaterally by written action.

11.2	Plan Termination Generally. The Company may terminate this Agreement unilaterally by written action. The benefit hereunder shall be the amount the Company has accrued with respect to the Company’s obligations hereunder as of the date the Agreement is terminated. Except as provided in Section 11.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, after such termination benefit distributions will be made at the earliest distribution event permitted under Article 3.

11.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 11.2, if this Agreement terminates in the following circumstances:
(a)	Within thirty (30) days before or twelve (12) months after a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company as described in Section 409A(a)(2)(A)(v)) of the Code, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Company’s arrangements which are substantially similar to the Agreement are terminated so the Participant and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the such terminations;
(b)	Upon the Company’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Participant’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)	Upon the Company’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Participant participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Company does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Company takes all necessary action to irrevocably terminate and liquidate the Agreement;
The Company may distribute the amount the Company has accrued with respect to the Company’s obligations hereunder, determined as of the date of the termination of the Agreement, to the Participant in a lump sum subject to the above terms.
     The following Article 17 shall be added to the Agreement immediately following Article 16:
17.	Compliance with Code Section 409A. This Agreement shall be interpreted and administered consistent with Code Section 409A.

     IN WITNESS OF THE ABOVE, the Company and the Participant hereby consent to this Second Amendment.

Participant:	Mercantile Trust & Savings Bank

/s/ Ted T. Awerkamp	By	/s/ H. Blaine Strock

Ted T. Awerkamp	Title: President/CEO